LAC PROFESSIONALS
BIN: 2880743
TIN: 22669554-0001
TEL: 0803 806 2859, 0808 199 1590
E-MAIL: info@laoprofessional.com
lawojobi@gmail.com
SF07 - SF09, 2nd Floor, Ikorodu Shopping Plaza
26, Oriwu Road, Ita Elewa, Ikorodu Lagos State.
AUDIT & TAX CONSULTANT
Registered with:
Public Company Accounting Oversight Board (PCAOB USA)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Peakcart Group Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Peakcart Group Corp. (the 'Company') as of December 31, 2025, and 2024, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for period ended December 31, 2025, and 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for each of the period ended December 31, 2025, and 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Revenue

the Company recognizes revenue mainly from the sale of food and beverage distribution. The Company makes use of social media to market its products; warehoused its products at the warehouse owned by third parties.

The principal considerations for our determination of this as critical audit matter relate to the effort required to analyze the high volume of transactions, significance of the total amounts recognized as revenue, and timing of when revenue is recognized.

The primary procedures we performed to address this critical audit matter included the following:

- We selected a sample of recorded revenue transactions and examined customer source documents for each selection, including invoices and payment support.
- We physically inspected the inventories in some of the locations.
- We evaluated management's application of the Company's accounting policies in recognizing revenue.
- We tested the completeness and mathematical accuracy of the revenue.

Investment in Debenture

Biocube owns certain shares of Peakcart's Preferred Series E stock (the "Series E Shares"), which are convertible into shares of Peakcart's Preferred Series B stock (the "Series B Shares") and are eligible for further conversion into common stock of Peakcart (the "Common Stock") at a ratio of 3,000 shares of Common Stock for each one share of Series E, (or the exchanged Preferred Series E to Preferred Series B), pursuant to the terms of Peakcart's certificate of designation.

Biocube (Seller) sold 2,500 shares of the Series E Shares of Peakcart Group Corp to Walking Whale Trading Limited (Buyer) which shall be converted into Series B Shares in exchange for Purchaser's issuance of a 10-year corporate debenture (the "Debenture") in favor of the Seller with the purchase consideration of $4,000,000

We identified the Investment in Debenture as a critical audit matter due to the fact that it relates to accounts or disclosures that are material to the financial statements and the management assumptions in the valuation of the value of Series B Shares.

How we addressed the critical audit matter includes the following:

- We examined the legal agreement to understand key terms: the interest rate, maturity date, callable provisions, sinking fund requirements, and conversion privileges, etc.
- We challenged the management about how they determine the value for the Debenture
- We obtained independent written confirmation from the bond trustee regarding outstanding balances, interest payments, and compliance with covenants.
- We inspected the minutes of board of directors' meetings to confirm that the issuance of debentures was properly authorized.
- We verified that financial statement disclosures include the nature of the liabilities, interest rates, maturity dates, and conversion features

/S/ Lateef Awojobi
LAO PROFESSIONALS
(PCAOB ID 7057)
Lagos, Nigeria

We have served as the Company's auditor since 2025.

April 5th, 2026

PEAKCART GROUP CORP.

f/k/a Hydro Power Technologies, Inc.

Audited Financial Statements

As of and for the year ended December 31, 2025 and 2024

Peakcart Group Corp.

Table of Contents

Peakcart Group Corp.
Balance Sheet
As of December 31,

	December 31, 2025	December 31, 2024
ASSETS		
Current Assets		
Cash	1,329,341	-
Prepayments	978,185	-
Inventory	1,348,642	-
Other current assets	551,997	-
	$4,208,164	**$-**
Non-Current Assets		
Property and Equipment (net)	77,724	-
Investment in Debenture	4,000,000	-
	$4,077,724	**$0**
TOTAL ASSETS	**$8,285,888**	**$0**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities		
Accounts payable	256,500	-
Accrued tax liability	16,390	-
Other payable	966,145	-
	$1,239,034	**$-**
Non-Current Liabilities		
Long term payment	70,042	-
	$70,042	**$-**
Stockholders' Equity		
Preferred Stock	-	
- Preferred stock Series A, $0.0001 par value; 1,000,000 shares authorized, 110 shares issued and outstanding as of December 31, 2025, and December 31, 2024	0.01	0.01
- Preferred stock Series E, $0.0001 par value; 200,000,000, shares authorized, 4,059,213 shares issued and outstanding	406	406
- Common stock, $0.0001 par value; 500,000,000 shares authorized, 238,502,936 shares issued and outstanding	23,850	23,850
Additional paid-in capital	7,707,582	3,579,082
Accumulated Deficit/Surplus	(1,756,625)	(3,603,338)
Non - Controlling Interest	1,001,598	-
Total Stockholders' Equity	**$6,976,812**	**$-**
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$8,285,888**	**$-**

Peakcart Group Corp.
Statement of Operations
For the Years Ended December 31,

	December 31, 2025	December 31, 2024
Revenue	18,951,034	-
Cost of Sales	(16,229,275)	-
Gross Margin	2,721,759	-
General and administrative expenses	(627,688)	-
Selling expenses	(894,229)	-
Total Expenses	(1,521,917)	-
Income / (loss) from operations	1,199,842	-
Other Income / (Expense)	76,481	-
Tax Provision	(16,390)	
Net Gain (loss) for the year	1,259,933	-

Peakcart Group Corp.

Statement of Stockholders' Deficit

As of December 31,

	Series A Preferred Stock		Series E Preferred Stock		Common stock					
	No. of shares	**Amount**	**No. of shares**	**Amount**	**No. of shares**	**Amount**	**Additional Paid in Capital**	**Accumulated Deficit/ Surplus**	**NCI**	**Total shareholders' Equity**
Balance as of December 31, 2023	110	0.01	4,059,213	406	238,502,936	23,050	3,579,082	(3,603,338)	-	-
Net profit for the year	-	-	-	-	-	-	-	-	-	-
Share Issued/Cancelled	-	-	-	-	-	-	-	-	-	-
Additional paid in capital	-	-	-	-	-	-	-	-	-	-
Balance as of December 31, 2024	110	0.01	4,059,213	406	238,502,936	23,850	3,579,082	(3,603,338)	-	-
Net profit for the period	-	-	-	-	-	-	-	1,259,933	-	1,259,933
Additional paid in capital	-	-	-	-	-	-	4,128,500	586,780	-	4,715,280
Non-controlling Interest	-	-	-	-	-	-	-	-	1,001,598	1,001,598
Balance as of December 31, 2025	110	0.01	4,059,213	406	238,502,936	23,850	7,707,582	(1,756,625)	1,001,598	6,976,812

Peakcart Group Corp.

Statement of Cash Flows

For the Years Ended December 31,

	December 31, 2025	December 31, 2024
Cash flows from operating activities:		
Net profit	**1,259,933**	-
Adjustments for non-cash items	1,518,337	-
Depreciation	1,317	
Adjustments to reconcile net loss to net cash used in	-	-
Changes in assets and liabilities:		
Prepayment	(978,185)	-
Inventories	(1,348,642)	-
Other current assets	(551,997)	-
Return and allowance	-	-
Account payables	256,499	-
Accruals	(1)	-
Notes payables	16,390	-
Shareholders loan	-	-
Other payables	966,145	-
Net cash used in operating activities	**1,139,798**	-
Net cash used in investing activities		
Property and equipment	(9,000)	-
Investment in Debenture	(4,000,000)	-
Gain/loss on de-consolidation	-	-
Cash flows from investing activities:	**(4,009,000)**	-
Cash flows from financing activities:		
Share subscription receivables	-	-
Additional paid in capital	4,128,500	-
Loss on de-consolidation	-	-
Note payables	70,041	-
Share capital	-	-
Net cash provided by financing activities	**4,198,541**	-
Net increase (decrease) in cash	1,329,340	-
Cash, beginning of period	-	-
Cash, end of period	**1,329,340**	-

Note 1 – Nature of Business, Change in Control, Reorganization, and Pending Corporate Actions

Organization and Business

PeakCart Group Corp. (the "Company" or "PeakCart"), a Wyoming corporation, is a holding company whose primary operating subsidiary, BioCube Inc. (a Wyoming corporation), engages in the international distribution of premium wine and spirits with a focus on the Asia-Pacific region (p. 1).

History and Change in Control

The Company was originally incorporated in the State of Nevada on April 1, 2005, as Boyd Holdings Inc., later changing its name to Playbox (US) Inc. in 2006 and Hydro Power Technologies, Inc. in 2020. On July 24, 2025, PatientTrac Limited (United Kingdom) entered into an Authorization Agreement with BioCube Inc. to facilitate a change of control (p. 1). Effective December 31, 2025, the Company completed a reorganization whereby BioCube Inc. became the majority controlling shareholder (p. 1).

Strategic Acquisitions

Concurrently, the Company acquired the following entities through the issuance of preferred stock as part of its strategic shift into international trade and logistics (p. 1):

- **100% of BioCube Inc.** (Wyoming corporation)
- **100% of Starx Global Inc.** (California corporation)
- **65% of Peak Ocean Limited** (Hong Kong corporation)
- **65% of Global Ifood Limited** (Seychelles company)

These acquisitions were effected through the issuance of 10,000 Series E Preferred shares to Fengying Guo (BioCube), 4,900 to XPEAK GLOBAL INC. (Starx), 5,100 to Sean Huang (Starx), 2,500 each to Zhiliang Song (Peak Ocean) and Yangzhan Lin (Global Ifood), and 1,000 Series A-1 Preferred shares to BioCube Inc. All transactions were accounted for as business combinations under ASC 805. The change in control was not a reverse acquisition under ASC 805-40; the Company retained its legal shell and trading symbol (PYBX). All legacy operations (pre-BioCube) were deconsolidated or disposed of during 2025 (p. 1).

Pending FINRA Corporate Action

As of the date of these financial statements, the Company has submitted a Corporate Action request to FINRA for an official name change from Hydro Power Technologies, Inc. to PeakCart Group Corp., a corresponding change in trading symbol, and any required stock splits or reverse splits. These actions remain pending FINRA approval and are expected to become effective upon completion of the corporate action filing.

No adjustments related to these pending actions have been reflected in the accompanying consolidated financial statements.

Note 2 – Basis of Presentation and Principles of Consolidation

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (**U.S. GAAP**) and are **PCAOB-audited**. The Company changed its fiscal year-end from September 30 to **December 31**, effective 2025. These statements present the full calendar year ended December 31, 2025.

Principles of Consolidation

The consolidated financial statements include the accounts of **Peakcart Group Corp.** and its majority-owned subsidiaries: **BioCube Inc.**, **Starx Global Inc.**, **Peak Ocean Limited**, and **Global Ifood Limited**. All significant intercompany balances and transactions have been eliminated in consolidation. Non-controlling interests (NCI) in consolidated subsidiaries are presented separately within equity and net income.

Note 3 – Summary of Significant Accounting Policies

- **Revenue Recognition (ASC 606):** Revenue is recognized when control of the promised goods is transferred to the customers, in an amount that reflects the consideration the Company expects to receive.
- **Business Combinations (ASC 805):** The Company accounts for acquisitions using the acquisition method. Assets acquired and liabilities assumed are recorded at their acquisition-date fair values. The 2025 acquisitions were accounted for as business combinations, with the Company retaining its legal shell.
- **Property and Equipment:** Stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.
- **Inventory:** Inventory consists of finished goods and is valued at the lower of cost or net realizable value, using the first-in, first-out (FIFO) method.
- **Foreign Currency Translation:** For international subsidiaries, the functional currency is the local currency. Assets and liabilities are translated at period-end exchange rates, while income and expenses are translated at average rates. Translation adjustments are recorded in **Other Comprehensive Income**.

- **Income Taxes (ASC 740):** Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
- **Use of Estimates:** Management makes estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

Note 4 – Acquisitions, Deconsolidation, and Discontinued Operations

Acquisitions
Effective December 3, 2025, the Company completed the acquisition of four entities listed in Note 1 as part of its strategic shift: **BioCube Inc.**, **Starx Global Inc.**, **Peak Ocean Limited (65%)**, and **Global Ifood Limited (65%)**. The total purchase price for these entities was satisfied entirely through the issuance of **Preferred shares**. No cash consideration was paid. These transactions were accounted for as business combinations under **ASC 805**.

Deconsolidation / Disposal of Legacy Assets
On December 31, 2025, the Company completed its exit from all legacy operations (pre-BioCube) to simplify its corporate structure:

- **Sheila Works:** 100% interest was transferred in exchange for the release of a **$624,363** shareholder loan.
- **Hydro Power Technologies, Inc. (Ontario, Canada):** 100% interest (107,000,000 common shares) was transferred to David Pahl and Karen Hauser. These transactions resulted in the full deconsolidation of legacy assets, reflected as non-cash investing/financing activities.

Note 5 – Related Party Transactions and Intercompany Eliminations

Significant intercompany transactions and balances between PeakCart and its subsidiaries were eliminated upon consolidation. For the year ended December 31, 2025, eliminated transactions included:

- **Referral fees:** $412,821
- **Financial service fees:** $83,400
- **Management and administrative services:** $270,000
  These eliminations primarily impacted revenue and selling, general, and administrative expenses. All related party transactions were conducted on an arm's-length basis.

Note 6 – Stockholders' Equity

Preferred Stock Cancellation

On December 15, 2025, the Board of Directors approved the rescission and cancellation of **12,330,000 shares of Series B Preferred Stock** due to a failure of consideration. The Company subsequently eliminated the Series B, C, D, and F Certificates of Designation with the Wyoming Secretary of State.

New Certificates of Designation

In connection with the 2025 reorganization, the Company filed Articles of Amendment for the following:

- **Preferred Series A-1:** 1,000 shares authorized and issued to BioCube Inc. This series carries super-voting rights (1,000,000 votes per share in aggregate) and conversion rights as described in the Security Description section of the Annual Report.
- **Preferred Series E:** Issued 25,000 shares in connection with the acquisitions detailed in Note 4.
- **Preferred Series B & C:** New designations authorizing up to 30,000,000 shares each (currently 0 shares outstanding).

Note 7 – Non-Controlling Interests (NCI)

Non-controlling interests represent the portion of equity in a subsidiary not attributable, directly or indirectly, to the parent company. As of December 31, 2025, the Company holds a **65%** interest in both **Peak Ocean Limited** and **Global Ifood Limited**, resulting in a **35% NCI** for each entity. For the year ended December 31, 2025, the net income attributable to non-controlling interests was **$382,616.**

Note 8 – Commitments and Contingencies

Lease Commitments

The Company's executive office lease is for a term of two years and includes a renewal option.

Contingencies

The Company is not currently involved in any material legal proceedings, and management is not aware of any claims that could have a material adverse effect on the consolidated financial position. There are no material off-balance-sheet commitments.

Note 9 – Income Taxes

The provision for income taxes for the year ended December 31, 2025, was **$16,390**. As of December 31, 2025, the Company has determined that no material deferred tax assets or liabilities exist requiring recognition under **ASC 740**.

Note 10 – Subsequent Events

Management has evaluated subsequent events through **April 5, 2026**, the date these financial statements were available to be issued. Except for the ongoing **FINRA Corporate Action** process detailed in Note 1, no material subsequent events have occurred that require recognition or additional disclosure.

Note 11 – Pending Corporate Actions (FINRA)

In connection with the 2025 reorganization, the Company has filed a Corporate Action request with **FINRA** for:

1. The official name change to **PeakCart Group Corp.**
2. A corresponding change in the trading symbol.
3. Any required stock splits or reverse splits associated with the preferred-share adjustments.
   These actions are pending approval and will be reflected in future filings upon completion.

Note 12 – Going Concern and Management's Plans

The consolidated financial statements are prepared on a **going-concern basis**. Following the change in control and strategic acquisitions in 2025, the Company generated **positive net income** and **operating cash flow**. Management believes the current business model and expanded infrastructure provide a sufficient basis for continued organic growth.